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                                                                    EXHIBIT 99.1


FINANCIAL CONTACT: JAMES S. GULMI (615)367-8325
MEDIA CONTACT: CLAIRE S. MCCALL (615)367-8283


               GENESCO TO CLOSE FACTORY, REDUCE OPERATING EXPENSES
                  --EXPECTS ANNUALIZED SAVINGS OF APPROXIMATELY
                      $2.7 MILLION WHEN FULLY IMPLEMENTED--
  --REAFFIRMS GUIDANCE FOR SALES AND EARNINGS BEFORE CHARGES AND PROVISIONS --


NASHVILLE, Tenn., Feb. 1, 2002 ---- Genesco Inc. (NYSE: GCO) announced plans to close its one remaining manufacturing plant and to implement other initiatives designed to streamline its operations and reduce operating expenses.

         The Company said that it expects to end operations in its Nashville, Tennessee Johnston & Murphy shoe factory by late summer.

         According to Ben T. Harris, Genesco chairman and chief executive officer, "This move will complete a decade of work to transform Genesco from what had been thought of as a manufacturing company into a lifestyle-focused footwear marketer. With the continuing evolution of the Johnston & Murphy customer's lifestyle toward a more casual orientation, demand for the traditional welted dress shoes produced in our Nashville plant has reached a level at which it can be better satisfied from other sources. We are applying the same product outsourcing expertise that has long enabled Johnston & Murphy to offer the finest in dress casual and casual footwear from a variety of sources."

         Results for the Johnston & Murphy operating segment will reflect the operating losses (estimated at $1.7 million to $2.0 million before tax benefits, primarily in the first half of fiscal 2003) arising from the phase down of the factory until it is completed. The Company believes the operating losses during the phase down will be fully offset by the savings from company-wide


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cost-cutting initiatives in the course of fiscal 2003, although the offset will primarily occur in the second half of the year.

         The Company also announced it intends to reduce expenses by eliminating approximately 40 positions from its Nashville headquarters workforce. The Company also said that it would recognize asset impairments in certain underperforming stores, primarily in its Jarman group, in the fourth quarter ending February 2, 2002. It expects results for the fourth quarter to reflect various charges and provisions, including charges, associated with the plant closing and related inventory adjustments, facility consolidation, asset impairment and employee severance, totaling $3.5 million to $4.0 million, after tax, or $0.13 to $0.15 per diluted share.

         The Company reaffirmed its previously announced expectations for sales between $220 million and $227 million for the quarter and between $744 million and $751 million for the fiscal year and earnings per share before these charges and provisions between $0.55 and $0.60 for the quarter and between $1.47 and $1.52 for the year. The Company expects to announce operating results for the fourth quarter and fiscal year on March 6, 2002.

          Harris concluded, "The steps we are announcing today will continue to sharpen our focus on serving our customers' distinct lifestyles by bringing them the right footwear and accessories in the right shopping environments. They also reflect our commitment to achieve our goals for financial performance by taking appropriate actions to control costs and eliminate underperforming assets. We expect these initiatives to yield after tax cost savings of up to $2.7 million annually once they are fully implemented in fiscal year 2004."

            This release includes certain forward-looking statements, including all statements that do not refer to past or present events or conditions. Actual results could differ materially from those reflected by the forward-looking statements in this release and a number of factors may adversely affect future results, liquidity and capital resources. These factors include the inability to execute the factory closing and other initiatives described in this release on schedule and without unanticipated costs or disruptions and unanticipated adjustments to or changes in preliminary and projected operating results for the fourth quarter and the year before they are reported. These factors also include lower than expected consumer demand for the Company's products, whether caused by further weakening in the overall economy or by changes in fashions or tastes that the Company fails to anticipate or respond appropriately to, changes in buying



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patterns by significant wholesale customers, disruptions in product supply or distribution, the inability to adjust inventory levels to sales and changes in business strategies by the Company's competitors. Other factors that could cause results to differ from expectations include the outcome of litigation and environmental and other regulatory matters involving the Company. Current economic conditions and international uncertainties and their effects on consumer demand, product supply and distribution and other conditions, limit the Company's ability to predict results and increase the uncertainty inherent in forward-looking statements. Forward-looking statements reflect the expectations of the Company at the time they are made, and investors should rely on them only as expressions of opinion about what may happen in the future and only at the time they are made. The Company undertakes no obligation to update any forward-looking statement.

            Genesco, based in Nashville, sells footwear and accessories in more than 875 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.